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                                                                     EXHIBIT 5.1

                      Wilson, Sonsini, Goodrich & Rosati
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (415) 493-9300

                                                               November 22, 1994

Sun Microsystems, Inc.
2550 Garcia Avenue
Mountain View, CA  94043

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 22, 1994, in connection with the registration under the Securities Act of 1933, as amended, of 1,250,000 additional shares of your Common Stock reserved for issuance under the 1990 Employee Stock Purchase Plan and 3,350,000 additional shares of your Common Stock reserved for issuance under the 1990 Long-Term Equity Incentive Plan (collectively, the "Plans").

        As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said shares under the Plans. It is our opinion that the additional shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                               Sincerely,



                               WILSON, SONSINI, GOODRICH & ROSATI
                               Professional Corporation


                              /s/ WILSON, SONSINI, GOODRICH & ROSATI